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                                                                    Exhibit 99.1
[Online System Services Letterhead]

                                                           FOR IMMEDIATE RELEASE

     Webb Interactive Services, Inc. Completes $5 Million Bridge Financing

DENVER, CO - Aug. 26, 1999 - Webb Interactive Services, Inc. (NASDAQ: WEBB) today announced that it has completed a bridge financing in the amount of $5 million provided by Castle Creek Technology Partners, LLC, a Chicago based technology focused investment firm. Paine Webber Incorporated served as the Company's placement agent and advisor on this transaction.

"Our new XML-based publishing platform and related applications are being very well received in the local e-commerce marketplace. This is the first step toward our permanent financing plan and enables us to continue to aggressively pursue our business development efforts. We are very pleased to have Castle Creek as a new investor and Paine Webber as our advisor," stated R Steven Adams, Chairman and CEO. Adams continued:

"The bridge financing, which is in the form of a three-year convertible note, is anticipated to be retired or become part of an anticipated $20 million second stage financing scheduled for later this year."

About Webb

Webb Interactive Services (http://www.webb.net) provides application
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technologies and services that create a next generation foundation for commercial community-based interactions, as well as c-banking transactions. Webb's flagship product, CommunityWare/XML, provides an interactive framework of services that enable its customers to strengthen the relationship between online buyers and sellers. Using the latest XML technology, this application platform is comprised of publishing. community-building, communications and transaction tools that are designed to improve the effectiveness of businesses in the local e-commerce marketplace. Webb clients include Switchboard, Inc., CU Cooperative Systems, Inc. (a network of 650 credit unions), RE/MAX International, Inc., Bresnan Communications, and the TCI Education Project.

About Castle Creek

Castle Creek technology, LLC invests, via private placement, in quality small-cap public companies with entrepreneurial management teams, leading-edge technologies and tangible market demand. Castle Creek's approach is characterized by a combination of relationship building, creative structuring and "venture" risk taking.

Information and statements in this report, other than historical information, should be considered forward-looking and reflect management's current views of future events and financial performance that involve a number of risks and uncertainties. Factors that
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could cause actual results to differ materially include, but are not limited to, the following: general economic conditions and developments within the Internet and Intranet industries; product development and technology changes; competition and pricing pressures; length of the sales cycle; variability of sale order flow and management growth.

For more information, contact:

Webb Interactive Services, Inc.              Castle Creek Technology, LLC
Bob Monzel                                   John D. Ziegelman
Director, Corporate Communications           Managing Partner
303-296-9200                                 3120499-6901
bmonzel@corp.webb.netjdz@castle-creek.com
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